NEWS BULLETIN FROM:	RE:	OrthoLogic Corp. 1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520 www.orthologic.com TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP, INC.:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	(714) 734-5000
(602) 286-5500

OrthoLogic Reports Third Quarter 2004 Results

Tempe, Ariz., Tuesday, November 9, 2004–OrthoLogic Corp. (Nasdaq: OLGC) today announced results for the third quarter and nine months ended September 30, 2004 and updated its product development activities related to the Chrysalin® Product Platform.

OrthoLogic reported a net loss of $29.4 million, or $0.80 per share, for the third quarter ended September 30, 2004. For the nine months ended September 30, 2004 the company reported a net loss of $36.8 million, or $1.04 per share. Third-quarter and nine-month expenses for continuing operations compared with prior year increased as a result of the company’s expanded efforts in research, development and clinical activities, as well as the Chrysalis Biotechnology, Inc. (CBI) acquisition.

OrthoLogic’s third quarter 2004 financial results reflect the completion of its acquisition of CBI on August 5, 2004. OrthoLogic paid $2.5 million in cash and issued $25 million in common stock to CBI under the terms of the definitive agreement. The transaction was accounted for as an asset acquisition. CBI may receive an additional number of shares of common stock valued at $7.0 million upon the future occurrence of certain trigger events, including the acceptance for filing by the U.S. Food and Drug Administration (FDA) of a New Drug Application (NDA) for a Chrysalin-based product. As a 6.7% stockholder of CBI, OrthoLogic received 214,234 shares of stock as the prorated share of the purchase price, in accordance with the liquidation plan adopted by CBI at the time of acquisition. OrthoLogic expensed in-process research and development and acquisition costs of $25.8 million and capitalized $2.1 million in trademarks as a result of this transaction.

Included in the net income from discontinued operations during the third quarter was the recognition of approximately $1.7 million for the reduction of the fair value of the guarantees and the indemnifications previously recorded in connection with the sale of the Bone Device Business in November 2003. The expenses related to the CBI acquisition increased operating expenses by $25.8 million. This expense was partially offset by the gain on discontinued operations of $1.7 million. These combined entries accounted for $24.1 million, or $0.66 cents per share, of OrthoLogic’s net loss for the third quarter of 2004.

OrthoLogic began operating as a development stage company upon the acquisition of CBI and following the prior divestitures of the revenue producing operations, effective August 5, 2004. Excluding the initial 1998 equity investment of $750,000 and the 2004 purchase price for the assets of CBI, OrthoLogic has spent approximately $34.4 million in total research and development efforts on the Chrysalin product platform to date. OrthoLogic has incurred $4.8 million and $12.2 million on the Chrysalin research efforts during the last three-month and nine-month periods, respectively. Subsequently, all of the company’s collective efforts are focused on research and development of the Chrysalin Product Platform, with the goal of commercializing the potential products.

“During the third quarter we continued to make excellent progress with development plans for our Chrysalin Product Platform,” said Thomas R. Trotter, OrthoLogic’s president and CEO. “Three-quarters of the approximately 500 total patients are now enrolled in a Phase 3 human clinical trial of our lead product candidate for acceleration of fracture repair. We remain on track to file an NDA for this indication, data permitting, before then end of 2006.”

Trotter added, “In addition, we are pleased to report that our integration plan for CBI is on schedule and will be fully implemented by the end of this year. Finally, our overall financial position remains strong. We currently have more than $100 million in cash and cash investments and no debt.”

Third Quarter Highlights

OrthoLogic indicated that the company continued to make considerable progress during the third quarter and has six product candidates in the Chrysalin Product Platform now in development.

OrthoLogic’s senior vice president and chief technology officer, James T. Ryaby, Ph.D., provided the following update:

Fracture Repair: “We now have enrolled three-quarters of the approximately 500 total patients in our Phase 3 human clinical trial for acceleration of fracture repair and, allowing time for patient follow-up, expect to have data from this trial before the end of 2005. To date, there have been no adverse events in this trial related to Chrysalin and patient follow-up has been excellent.

“In addition, we recently submitted to the FDA a new protocol under the existing Investigational New Drug (IND) application and are beginning an additional human clinical trial for the acceleration of fracture repair. Planned enrollment is approximately 500 patients and is expected to include more than 50 centers in the U.S. and Canada. The trial is designed to provide additional dosing information to support an NDA application, data permitting, for our Chrysalin product candidate for acceleration of fracture repair.

Spinal Fusion: “Patient follow-up continued this quarter for our Chrysalin Phase 1/2 human clinical trial for spine fusion. Patient enrollment in this trial was completed earlier this year. To date, there have been no adverse events in this trial related to Chrysalin and patient follow-up has been excellent. We expect to have data from this trial by the end of the second quarter of 2005.

Cartilage Defect Repair: “Work continued this quarter on optimizing a potential Chrysalin product for cartilage defect repair. We expect to begin a human clinical trial for this indication in 2005.

Tendon Repair: “An initial pre-clinical study is underway to evaluate Chrysalin in a tendon repair model. Data from this study will be available in the first half of next year.

Dermal Wound Healing: “Pre-clinical and human clinical data generated to date evaluating Chrysalin in a saline formulation for dermal wound healing has been very encouraging. We continue to evaluate various gel formulations for a Chrysalin product candidate for dermal wound healing. We plan on completing the gel formulation for this indication before the end of 2005 and initiating a human clinical trial in 2006.

Cardiovascular Repair: “We are currently evaluating delivery mechanisms for a Chrysalin-based potential product for myocardial revascularization. In 2005 we plan to conduct the pre-clinical studies needed to support the initiation of a ‘proof of concept’ human clinical trial in this indication.”

Outlook

Trotter concluded, “We are on-track with our lead Chrysalin-based product candidate for acceleration of fracture repair and have several other Chrysalin product candidates either in human clinical trials or advanced pre-clinical studies.

“In addition, we continue to evaluate strategic options for the company regarding potential alliances to accelerate the development plans for several of the product candidates.

“We believe that the collective market opportunity for the Chrysalin Product Platform is one of the most promising in the tissue and bone repair arena.”

Conference Call Information

As previously announced, a conference call hosted by OrthoLogic management is scheduled for later today at 11:00 a.m. EST (9:00 a.m. MST). To participate, please use the following numbers: 877-297-4509 (domestic) or 973-935-2402 (international). No reservation number is required.

A replay of this call will be available beginning November 9, 2004 at 2 p.m. EST until November 16, 2004 at 12 p.m. EST. To access the replay, dial 877-519-4471 (domestic) or 973-341-3080 (international) and enter the following access code: 5279581.

A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

For more information, please visit the company’s Web site: www.orthologic.com.

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in bone and soft tissue as well as oral/maxillofacial bone repair, cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical studies. Ligament and tendon repair indications are in the preclinical planning stage, with preclinical studies planned to initiate in 2004. In non-orthopedic areas, a human clinical trial for chronic diabetic ulcers has been completed. OrthoLogic’s product development pipeline also includes Chrysalin-based product candidates for dental bone formation and myocardial revascularization.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003, our Form 10-Q for the quarter ended September 30, 2004, and other documents we file with the Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

					As a Development
	Three months ended September 30,		Nine months ended September 30,		Stage Company
	2004	2003	2004	2003	8/5/04 - 9/30/04
OPERATING EXPENSES
General and administrative	$1,226	$1,116	$2,397	$3,683	$970
Research and development	4,803	2,437	12,163	6,063	3,127
CPM divestiture and related gains	(79)	(132)	(272)	(477)	(50)
CBI in process research and development	25,840	0	25,840	0	25,840

Total operating expense	(31,790)	(3,421)	(40,128)	(9,269)	(29,887)
Interest income, net	344	124	950	387	237

Loss from continuing operations before taxes	(31,446)	(3,297)	(39,178)	(8,882)	(29,650)
Income tax benefit	(411)	(1,596)	(705)	(3,747)	(411)

Net loss from continuing operations	(31,035)	(1,701)	(38,473)	(5,135)	(29,239)
Discontinued operations
Net gain on the sale of the Bone Device Business	1,685		1,685		1,685
Income from operations of Bone Device Business, net of taxes of $0, $1,596, $0 and $3,747		2,207		6,341

Net income from discontinued operations	1,685	2,207	1,685	6,341	1,685

NET INCOME (LOSS)	$(29,350)	$506	$(36,788)	$1,206	$(27,554)

Per Share Information:
Net loss from continuing operations
Basic	$(0.85)	$(0.05)	$(1.09)	$(0.15)

Diluted	$(0.85)	$(0.05)	$(1.09)	$(0.15)

Net income from discontinued operations
Basic	$0.05	$0.07	$0.05	$0.19

Diluted	$0.05	$0.07	$0.05	$0.19

Net income (loss)
Basic	$(0.80)	$0.02	$(1.04)	$0.04

Diluted	$(0.80)	$0.02	$(1.04)	$0.04

Basic shares outstanding	36,726	32,975	35,281	32,892
Equivalent shares	0	684	0	385

Diluted shares outstanding	36,726	33,659	35,281	33,277

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$43,011	$84,357
Short-term investments	60,406	32,499
Accounts receivable less allowance for doubtful accounts, $405 and $556	343	792
Prepaids and other current assets	302	882
Total current assets	104,062	118,530
Furniture and equipment, net	495	560
Escrow account	6,809	5,144
Long-term investments	5,937	4,156
Deferred income taxes – non-current	801	770
Trademarks	2,142	0
Deposits and other assets	309	196
Investment in Chrysalis BioTechnology	0	750

Total assets	$120,555	$130,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$707	$201
Accrued compensation	597	609
Accrued taxes	57	2,924
Excess space reserve	570	314
Other accrued liabilities	2,625	1,596
Accrued severance and other divestiture costs	0	279

Total current liabilities	4,556	5,923
Deferred rent and capital lease obligation	155	208

Total liabilities	4,711	6,131

Stockholders’ Equity
Common stock, $.0005 par value; 50,000,000 shares authorized; and 37,998,542 and 33,533,443 shares issued and outstanding	19	16
Additional paid-in capital	170,846	142,329
Accumulated deficit	(55,021)	(18,233)
Treasury stock at cost, 41,800 shares	0	(137)

Total stockholders’ equity	115,844	123,975

Total liabilities and stockholders’ equity	$120,555	$130,106

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